Exhibit 99.(d)(2)

EXECUTION VERSION

LIMITED GUARANTEE

This Limited Guarantee, dated as of February 27, 2023 (this “Limited Guarantee”), by Clayton, Dubilier & Rice Fund XII, L.P. (the “Guarantor”), is in favor of Focus Financial Partners Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement (as defined below).

1.              LIMITED GUARANTEE. This Limited Guarantee is being entered into to induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among, Ferdinand FFP Acquisition, LLC, a Delaware limited liability company (“Parent”), Ferdinand FFP Merger Sub 1, Inc., a Delaware corporation (“Company Merger Sub”), Ferdinand FFP Merger Sub 2, LLC, a Delaware limited liability company (“LLC Merger Sub” and, together with Company Merger Sub, the “Merger Subs”), and Focus Financial Partners, LLC, a Delaware limited liability company ("Focus LLC") and the Guaranteed Party, pursuant to which, subject to the terms and conditions set forth therein, among other things, Company Merger Sub will be merged with and into the Guaranteed Party and the Guaranteed Party will continue as the surviving corporation of the Company Merger and LLC Merger Sub will be merged with and into Focus LLC and Focus LLC will continue as the surviving limited liability company of the LLC Merger. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual payment of (a) a portion of the Parent Willful Breach Damages equal to (x) the Pro Rata Percentage multiplied by (y) Parent Willful Breach Damages, and (b) a portion of the Reimbursement Obligations equal to (x) the Pro Rata Percentage multiplied by (y) any Reimbursement Obligations if and when payable pursuant to Section 6.18(b) of the Merger Agreement (the obligations described in clauses (a) and (b), collectively, “Obligations”). Notwithstanding anything to the contrary in this Limited Guarantee, the maximum aggregate liability of the Guarantor under this Limited Guarantee (including with respect to the Obligations, in the case where any Obligations are payable) will not exceed the Pro Rata Percentage multiplied by $300,701,096 (such product, the “Cap”). The Guaranteed Party hereby agrees that the Guarantor shall in no event be required to pay the Guaranteed Party or any other Person, pursuant to this Limited Guarantee, any amount other than the Obligations or more than the Cap, and that this Limited Guarantee may not be enforced against the Guarantor other than for the Obligations or without giving effect to the Cap. If Parent or Merger Subs fails to discharge any portion of the Parent Willful Breach Damages or Reimbursement Obligations when due and payable, then at the Guaranteed Party’s option, the Guarantor’s liability to the Guaranteed Party hereunder in respect of such portion of the Obligations (up to the Cap) shall become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as the Obligations remain unpaid, take any and all actions available hereunder to collect such Guarantor’s liabilities hereunder or under applicable Law in respect of the Obligations, subject to the Cap. It is acknowledged and agreed that this Limited Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, upon the Closing. To the extent that Parent is relieved from its obligation to pay any portion of any Parent Willful Breach Damages or any Reimbursement Obligations under the Merger Agreement by satisfaction thereof or pursuant to any written agreement with the Guaranteed Party to such effect, the Guarantor shall be similarly relieved of such portion of the Obligations under this Limited Guarantee. The parties hereto acknowledge and agree that, concurrently with the execution and delivery of this Limited Guarantee, certain other investors (the “Other Guarantors”) have delivered to the Guaranteed Party a limited guarantee of even date herewith with respect to a portion of the Obligations (the “Other Guarantor Limited Guarantees”). The Guaranteed Party may only enforce the obligations of the Guarantor under this Section 1 if the Guaranteed Party enforces the obligations of each Other Guarantor pursuant to such Other Guarantor’s Other Guarantor Limited Guarantee; provided that if an Other Guarantor has satisfied its obligation under such Other Guarantor’s Other Guarantor Limited Guarantee shall not impair the ability of the Guaranteed Party to enforce the obligations of the Guarantor under this Section 1. For purposes hereof, (x) “Parent Willful Breach Damages” means any obligation of Parent to pay monetary damages, if any, awarded to the Company pursuant to Section 8.2 of the Merger Agreement following a termination of the Merger Agreement in which it is determined pursuant to a final and non-appealable determination of a court of competent jurisdiction that Parent committed a Willful Breach (in each case subject to the limitations set forth in the Merger Agreement) and (y) “Pro Rata Percentage” means 83.1168831168831%.

2.              NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Obligations. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder solely with respect to the Obligations (subject to the Cap) as if such payment had not been made. This is an unconditional guarantee of payment and not only of collectability. In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to the full amount of the Obligations (subject to the Cap), and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate Action against the Guarantor to enforce this Limited Guarantee for such amount, regardless of whether any Action is brought against Parent or Merger Subs or whether Parent or Merger Subs are joined in such Action.

3.              CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, may make any agreement with Parent or any other Person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release of the Obligations, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or any such other Person without in any way impairing or affecting the Obligations. The Guarantor agrees that its Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Subs or any other Person interested in the transactions contemplated by the Merger Agreement (other than the Other Guarantors); (b) any change in the corporate existence, structure or ownership of Parent or Merger Subs or any other Person interested in the transactions contemplated by the Merger Agreement; (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Subs or any other Person interested in the transactions contemplated by the Merger Agreement; (d) any amendment or modification of the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Obligations, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith; (e) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Subs or the Guaranteed Party, whether in connection with the Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations; (g) the addition or substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; or (h) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity. To the fullest extent permitted by Law, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligations and all other notices of any kind (other than notices required under this Limited Guarantee and the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of any Parent Willful Breach Damages or any Reimbursement Obligations that are available under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor hereby agrees that it will not assert in any Action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms (other than as caused by fraud of the Guaranteed Party or any of its Representatives (as defined in the Equity Commitment Letter)).

The Guaranteed Party hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, institute any Action or assert in writing any claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Guarantor/Parent Affiliates (as defined below), except for a Permitted Claim to the extent permitted under and in accordance with the Equity Commitment Letter. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Subs or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Subs or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Subs or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, and, in accordance with the terms of the Merger Agreement, Parent Willful Breach Damages or Reimbursement Obligations, as applicable, whether matured or unmatured, or to be held as collateral for the Obligations thereafter arising.

4.              NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Subject to the Cap and the other terms and conditions hereof, each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. Subject to the Cap and the other terms and conditions hereof, the Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Subs or any other person liable for the Obligations or any portion of the Parent Willful Breach Damages or any Reimbursement Obligations prior to proceeding against the Guarantor.

5.              REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)              it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b)              it has all necessary power and authority to execute, deliver and perform this Limited Guarantee in accordance with the terms of this Limited Guarantee;

(c)              the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action and do not conflict with, contravene or result in any default, breach, violation or infringement (with or without notice or lapse of time or both) of any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or material contractual restriction binding on the Guarantor or its assets;

(d)              this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e)              the Guarantor has the financial capacity to pay and perform the Obligations, and all funds necessary for the Guarantor to fulfill the Obligations shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.              NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, that the Guarantor may assign all or a portion of its rights, interests or obligations to any co-investor, any Affiliate, any fund managed or otherwise controlled by or under common control with the Guarantor or any other Person (provided that any such assignment shall not relieve the Guarantor of its obligations hereunder unless and to the extent actually performed). Any attempted assignment in violation of this section shall be null and void.

7.              NOTICES. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

If to the Guarantors, to:

c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor

New York, NY 10152

Attention:	Rick Schnall
David Winokur
Email:	rschnall@cdr-inc.com
dwinokur@cdr-inc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	David Klein, P.C.; Rachael Coffey, P.C.
Email:	david.klein@kirkland.com; rachael.coffey@kirkland.com

Kirkland & Ellis LLP
300 North LaSalle

Chicago, IL 60654

Attention:	Richard Campbell, P.C.; Kevin Mausert, P.C.
Email:	rcampbell@kirkland.com; kmausert@kirkland.com

If to the Guaranteed Party, to:

Focus Financial Partners Inc.
875 Third Avenue, 28th Floor
New York, NY 10022

Attention:	Russell McGranahan
Email:	rmcgranahan@focuspartners.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, TX 77002

Attention:	Stephen Gill
Email:	sgill@velaw.com

and

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

Wilmington, DE 19801

Attention:	Mark A. Morton
Email:	mmorton@potteranderson.com

8.              CONTINUING GUARANTEE.

(a)              Until terminated pursuant to this Section 8, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate (other than Section 7 and Sections 9 through 18, all of which shall survive the termination of this Limited Guarantee), and the Guarantors shall have no further obligations or liabilities under this Limited Guarantee, as of the earliest of:

(i)              the Closing,

(ii)              the date that is 120 days from the date of the termination of the Merger Agreement under circumstances in which any of the Obligations may be payable (unless the Guaranteed Party has commenced a lawsuit against Parent alleging that Parent Willful Breach Damages or Reimbursement Obligations are due and payable or against the Guarantor and the other Guarantors that amounts are due and owing from the Guarantor pursuant to Section 5 of this Limited Guarantee and by the other Guarantors pursuant to Section 1 of the Other Guarantor Limited Guarantees prior to such date, in which case the relevant date shall be the earliest date to occur of (A) a final judicial determination of such lawsuit, (B) written agreement of the Guaranteed Party, the Guarantor and the Other Guarantors terminating the Obligations and other liabilities of the Guarantor pursuant to this Limited Guarantee and the Other Guarantors pursuant the Other Guarantor Limited Guarantees and (C) the payment of the Obligations then payable the Guarantor or payment of the Parent Willful Breach Damages and the Reimbursement Obligations to the extent then payable by Parent);

(iii)              the termination of the Merger Agreement in accordance with its terms under circumstances in which none of the Obligations may be payable; and

(iv)              the payment by the Guarantor of an amount sufficient to satisfy the Obligations (which, for the avoidance of doubt, shall not exceed the Cap) or the receipt by the Guaranteed Party of an amount equal to the Parent Willful Breach Damages and any Reimbursement Obligations.

(b)            In the event that the Guaranteed Party or any of its controlled Affiliates or any of their respective Representatives (as defined in the Equity Commitment Letter) acting on their behalf or any of their respective successors or assigns asserts in any Action that the provisions of Section 1 hereof limiting the Guarantor’s monetary obligation to the Cap or that the provisions of Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability or seeks any remedies against any Guarantor/Parent Affiliate other than a Permitted Claim against a Guarantor/Parent Affiliate to the extent permitted in accordance with the Equity Commitment Letter and this Limited Guarantee, then, in each case, (a) all obligations of the Guarantor under this Limited Guarantee (including the Obligations) shall terminate and thereupon be null and void and (b) if the Guarantor has previously made any payments under this Limited Guarantee it shall be entitled to have such payments refunded by the Guaranteed Party.

9.              NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or a limited liability company, the Guaranteed Party, on behalf of itself and its Affiliates and Representatives, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that (a) no Person other than the Guarantor shall have any obligation hereunder or in respect of any oral representations made or alleged to be made in connection herewith, and (b) it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, and no personal liability shall attach to, any former, current or future director, officer, agent, Affiliate, manager, assignee, equityholder, general or limited partner or employee of the Guarantor or Parent (or any of their successors’ or permitted assignees’) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, equityholder, manager or member of any of the foregoing, but in each case not including Parent or any subsidiary of Parent (including Merger Subs) (collectively, the “Guarantor/Parent Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Parent against the Guarantor/Parent Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The Guaranteed Party (for itself and its Affiliates) acknowledges and agrees that Parent has no assets and that no funds are expected to be contributed to Parent unless the Closing occurs. The Guaranteed Party further agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantor or any Guarantor/Parent Affiliate, whether by piercing of the corporate veil, by a claim on behalf of Parent or against any Guarantor/Parent Affiliate, other than a Permitted Claim against a Guarantor/Parent Affiliate to the extent permitted by the Equity Commitment Letter and this Limited Guarantee (which shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates and Representatives against the Guarantor and any Guarantor/Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby). Nothing set forth in this Limited Guarantee shall affect or be construed to affect or be construed to confer or give any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies hereunder. Notwithstanding anything to the contrary set forth in this Limited Guarantee, nothing set forth herein shall limit or restrict the rights of the Guaranteed Party, as the express third party beneficiary under the Equity Commitment Letter, to specifically enforce the terms of the Equity Commitment Letter to the extent expressly provided therein.

10.              ENTIRE AGREEMENT. This Limited Guarantee, together with the Merger Agreement and the Equity Commitment Letter, contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, understandings, proposals, undertakings or agreements, either oral or written.

11.              GOVERNING LAW. This Limited Guarantee and any Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Limited Guarantee or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties irrevocably and unconditionally submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court) (the “Chosen Courts”), in the event of any claim, action or proceeding between the parties (whether in contract, tort or otherwise) arises out of or relating to this Limited Guarantee or the transactions contemplated hereby, expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim and agrees that it shall not bring any Action against any other parties arising out of or relating to this Limited Guarantee or the transactions contemplated hereby in any court other than the Chosen Courts and that a final judgment in any Action in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Action relating to this Limited Guarantee, for and on behalf of itself or any of its properties or assets, in such manner as may be permitted by applicable Law.

12.              WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12, (A) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (B) MAKES THIS WAIVER VOLUNTARILY.

13.              AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party or, in the case of a waiver, by the party against whom the waiver is to be effective.

14.              NO THIRD PARTY BENEFICIARIES. Except for the rights of Guarantor/Parent Affiliates provided under Section 9, this Limited Guarantee is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

15.              CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that no such written consent shall be required for disclosures to employees, agents, legal, financial, accounting or other advisors or representatives, so long as such Persons agree to keep such information confidential; provided, further, that the Guaranteed Party may disclose such information to the extent required by law, the applicable rules of any national securities exchange, in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement or pursuant to any action, suit or proceeding relating to the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contemplated hereby and thereby.

16.              INTERPRETATION. The parties have participated jointly in the negotiations and drafting of this Limited Guarantee and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Limited Guarantee.

17.              COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Facsimile and other electronic signature shall constitute original signatures for all purposes of this Limited Guarantee.

18.              NO PARTNERSHIP. The Guaranteed Party acknowledges and agrees that (a) this Limited Guarantee and each Other Guarantor Limited Guarantee are not intended to, and do not, create any agency, partnership, fiduciary or joint venture relationship between or among each Other Guarantor and the Guarantor and neither this Limited Guarantee, each Other Guarantor Limited Guarantee, nor any other document or agreement entered into by any party hereto or thereto, as applicable, relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each Other Guarantor and the Guarantor under their respective limited guarantees are solely contractual in nature and (c) the determination of the Guarantor and each Other Guarantor to enter into this Limited Guarantee and such Other Guarantor’s Limited Guarantee respectively was independent of each other. Notwithstanding anything to the contrary contained in this Limited Guarantee or any Other Guarantor Limited Guarantee, the liability of the Guarantor and each Other Guarantor shall be several, not joint or joint and several.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CLAYTON, DUBILIER & RICE FUND XII, L.P.

By: CD&R Associates XII, L.P., its general partner

By: CD&R Investment Associates XII, Ltd., its general partner

By:	/s/ Rima Simons
Name: Rima Simons
Title: Vice President, Treasurer and Secretary

[Signature Page to Limited Guarantee]

Accepted and Agreed to:

FOCUS FINANCIAL PARTNERS Inc.

By:	/s/ Ruediger Adolf
Name: Ruediger Adolf
Title: Chief Executive Officer

[Signature Page to Limited Guarantee]